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                                                                   Exhibit 10.50

                                LICENSE AGREEMENT

This license agreement is between STEMCELLS, INC. ("SCI"), a Delaware corporation and NEUROSPHERES LTD., ("NS"), an Alberta corporation, and NEUROSPHERES HOLDINGS LTD., ("NHL"), an Alberta corporation and is dated effective as of October 30 2000.

RECITALS:

A. SCI (formerly known at that time and subsequently until May 23, 2000 as CytoTherapeutics, Inc. ("CTI")) and Dr. Samuel Weiss ("Dr. Weiss") and Dr. Brent A. Reynolds ("Dr. Reynolds") entered into an evaluation & option agreement dated July 6, 1992 relating to the evaluation of certain cells and a consulting agreement. Drs. Weiss and Reynolds subsequently transferred all of their rights under these agreements to NS. These agreements were terminated on execution of the Contract Research and License Agreement.

B. On March 14, 1994 NS and NHL entered into an assignment agreement under which NS transferred intellectual property rights to NHL (the "Assignment Agreement") and a simultaneous license agreement from NHL to NS providing the exclusive rights to use such assigned intellectual property rights (the "NS/NHL License").

C. SCI and NS entered into a certain Contract Research and License Agreement (the "1994 License Agreement") and SCI and NHL entered into a backup license agreement on substantially the same terms as the License Agreement (the "BackUp License") both dated March 15, 1994.

D. SCI and NS and NHL disagreed on the scope of the 1994 License Agreement and the manner in which they would collaborate and on other matters and, in order to clarify the rights and obligations of the parties, they entered into a 1997 License Agreement dated as of April 1, 1997 (the "1997 License Agreement") pursuant to which, among other things, NS licensed the Existing Patent Rights and rights to the Existing Cell Technology to SCI (as those terms are defined herein)..

E. The parties now desire to enter into a new agreement, to expand the scope of the rights licensed by NS to SCI, on the terms set forth herein, in addition to the rights granted to SCI and the obligations of SCI in the 1997 License Agreement, but except as expressly provided herein, NOT to supercede or replace the 1997 License Agreement, which shall remain in full force and effect.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.     DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings given below unless the context clearly requires otherwise.


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1.01   "Affiliate" shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a party. For purposes of this definition, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of more than 50% of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than 50% of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.02   "Agent" shall mean ***** .

       1.03     "Cells" shall mean ***** ; and

       An EGF-responsive neuronal stem cell includes:

       ***** .

1.04   "Cell Replacement Therapy" shall mean ***** .

1.05   "Cell Technology" shall mean ***** .

1.06 "Confidential Information" shall mean any and all information of or about a Person including all information relating to any technology, product, process, business information or other intellectual property of such Person (including, but not limited to, owned or license intellectual property rights, data, know-how, samples, technical and non-technical materials and specifications, as well as any business plan or other confidential commercial information of or about such Person). Notwithstanding the foregoing, information shall not be considered "Confidential Information" with respect to such Person to the extent that any other Person possessing such information can demonstrate by written record or other suitable physical evidence that:

       (a) such specific information was lawfully in such other Person's possession or control prior to the time such information was disclosed to such other Person by the Person to whom the information relates;

       (b) such specific information was developed by one or more employees of such other Person without such employee having access to the Confidential Information;

       (c) such specific information was lawfully obtained by such other Person from a third party under no obligation of confidentiality to the Person to whom such information relates; or

       (d) such specific information was at the time it was disclosed or obtained by such other Person, or thereafter became, publicly known otherwise than through a breach by such other Person of such other Person's obligations to the Person to whom such information relates.


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1.07   "SCI Sublicensee" or "Sublicensee" shall mean any Person, including an
       Affiliate of SCI, to whom SCI shall have licensed any or all of its rights under this Agreement.

1.08 "Dollar(s)" (including the symbol "$") shall mean United States dollar(s).

1.09   "Effective Date" shall mean October 30, 2000.

1.10   "E.g." shall mean, for example, but not in limitation.

1.11 "Existing Cell Technology" shall mean the entire portion of Cell Technology that existed and was provided to CTI as of April 1, 1997.

1.12 "Existing Patent Rights" shall mean those Patent Rights described in the 1997 License Agreement, including the patents and patent applications listed on Exhibit A in the 1997 License Agreement and any inventions made by NS or NHL as of April 1, 1997, to the extent they applied to the making, use or sale of Products or performance of Services in the Existing Field.

       1.13     "Existing Field" shall mean ***** .

       The Existing Field does not include:

       ***** .

       The foregoing exclusions from the Existing Field define exclusions from the Existing Field, and shall have no other meaning (e.g., they are not a contractual prohibition against SCI from engaging in any activity it would be otherwise entitled to engage in).

1.14     "New Field" shall mean ***** .

1.15   "Gross Revenues" shall mean ***** .

1.16 "Improvement" shall mean any enhancement of, improvement to, or technology related to, the intellectual property licensed to SCI hereunder that is made after the Effective Date.

1.17   "Net Sales" means ***** .

1.18 "New Cell Technology" shall mean all Cell Technology, exclusive of and not including Existing Cell Technology.

1.19 "New Patent Rights" shall mean any and all Patent Rights, including those listed on Ex. B, that are exclusive of and not included in Existing Patent Rights.


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1.20   "Patent Rights" shall mean (i) any patents and patent applications throughout the world that NS or NHL owns or has rights to as of the Effective Date of this Agreement (which shall include, without limitation, patent and patent applications as set forth on Exhibit A), which without the license to SCI hereunder would be infringed by the making, using or selling of Products or performing of Services, (ii) all foreign counterparts of such patents and patent applications, (iii) all substitutions, extensions (including patent term extensions), reissues, renewals, divisions, continuations, and continuations-in-part in respect of the foregoing; (iv) any inventions conceived or reduced to practice that NS or NHL owns or has rights to. Patent Rights shall include, without limitation, Existing Patent Rights and New Patent Rights as listed in Exhibits A and B.

1.21 "Person" shall mean any individual, corporation, governmental body or other legal entity.

1.22 "Phase I Clinical Trial" shall mean a human clinical trial in any country that is intended to evaluate the safety and/or pharmacological effect of a product in subjects, or that would otherwise satisfy the requirements of 21 CFR 312.21(a), or its foreign equivalent.

1.23 "Phase II Clinical Trial" shall mean a human clinical trial in any country that is intended to evaluate the effectiveness of a product for a particular indication or indications in patients with the disease or indication under study, or that would otherwise satisfy the requirements of 21 CFR 312.21(b), or its foreign equivalent.

1.24 "Phase III Clinical Trial" shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a product as a basis for a marketing approval application submitted to FDA, or that would otherwise satisfy the requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.25 "Product" shall mean any product or method utilizing Cells or Cell Technology and the manufacture, use, or sale of which, but for the license granted to SCI hereunder, would infringe any valid claim of the Patent Rights or of any Cell Technology.

1.26 "Progenitor Cell" shall mean an undifferentiated Cell capable of limited proliferation and the production of differentiated functional progeny.

1.27 "Sale" or "Sell" shall mean any sale, lease or other commercial disposition of the Product in an arms-length transaction with an unaffiliated third party.

1.28 "Services" shall mean any use of Cells or Cell Technology to perform a service for a third party for compensation, where such use would, but for the license granted to SCI hereunder, infringe any valid claim of the Patent Rights.

1.29 "Stem Cell" shall mean an undifferentiated Cell capable of proliferation, self maintenance and the production of a large number of differentiated functional progeny.

1.30   "Transplantation" shall mean ***** .


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1.31   "NL Licensed Technology" shall mean ***** .


2.     LICENSE AGREEMENT

2.01   EXCLUSIVE LICENSE

       NS hereby grants to SCI ***** .

2.02   NOTICE OF SUBLICENSEE

       SCI shall notify NS in writing within thirty (30) days of the grant by SCI to a SCI Sublicensee of any of its rights hereunder. Such notice shall include a summary of the terms of the sublicense and verbatim copies of all clauses necessary for NS to determine and enforce SCI's financial obligations to NS pursuant to Section 3.12 hereof with respect to such grant of rights. If a serious question should arise as to the accuracy or adequacy of such notice, a full copy of such grant shall be provided by SCI to counsel for NS, PROVIDED, HOWEVER, that (1) only counsel, and not any individuals otherwise associated with NS, shall have access to the copy so provided unless necessary for NS to enforce the obligations of SCI in relation to such sublicense; (2) any text disclosing the confidential information of the grantee shall first have been deleted; and (3) the copy shall not be further reproduced, except as may be required by law, and shall be destroyed after the question has been resolved. All disclosures pursuant to this Section, unless otherwise publicly disclosed by SCI, shall be Confidential Information.

2.03   RIGHTS LIMITED TO THOSE EXPRESSED

       The rights granted to SCI and NS hereunder shall be limited to the rights expressly stated to be granted hereunder and no additional rights or licenses are implied. For greater certainty, the Parties agree that any payments contemplated under this Agreement (such as, for example, Royalties, milestone payments, sublicensing fees, etc.) shall be paid by SCI to NS on any uses of the New Patent Rights or New Cell Technology on the basis provided in this Agreement.


3.     PAYMENTS

3.01   ROYALTIES

       (a) SCI shall pay to NS a ***** royalty on any and all Net Sales made, directly or indirectly, by any of SCI and/or any SCI Affiliates, regardless of where the Sales are made, and regardless of the number of valid claims, if any, within Patent Rights that are applicable to the NL Licensed Technology. Any Affiliate shall be obligated to make royalty payments to NS to the extent SCI does not do so; SCI, however, remains primarily liable to NS for the payment of all royalties including royalties which may be paid by any Affiliate or Sublicensee hereunder. SCI


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            shall pay to NS a royalty on any and all Net Sales made, directly or indirectly, by any of SCI Sublicensees, regardless of where the Sales are made, and regardless of the number of valid claims (provided there is at least one valid issued claim) within Patent Rights that are applicable to the NL Licensed Technology for the term, on a country by country basis, as set out in Section 10.02.
            The form of royalties payable by any Sublicensee is set out in
            Section 3.12.

       (b) SCI shall also pay to NS a ***** royalty on any and all Net Sales made, directly or indirectly, by SCI or StemCells California, Inc., an SCI subsidiary, on any product (a "Screening Product") owned or controlled by SCI or StemCells California, Inc., and which is discovered or validated by SCI or StemCells California, Inc. directly through the use of in house Drug Screening Services, or of any amounts received by SCI or StemCells California from a third party on account of such a Screening Product. For purposes of this
            Section 3.01(b) only, Screening Products are hereby deemed to be Products solely for purposes of calculating the royalty due hereunder.

       All royalties payable under this Section 3.01 are hereinafter referred to collectively as "Royalties".

3.02   COMBINATION PRODUCTS

       In the event a royalty under Section 3.01 is due on Sales of a Product which is in the form of a combination product containing one or more active ingredients that are not themselves Products (a "Combination Product"), the Net Sales of the Combination Product shall be adjusted by multiplying the Net Sales of the Combination Product calculated in accordance with Section 1.16 hereof by a fraction A/(A+B) where A is the fair market value of the Combination Product without the other active ingredients, and B is the fair market value of a product containing only the other active ingredients. The Net Sales as so adjusted shall be the basis for calculating any Royalty payable on a Combination Product, provided that the effect of such an adjustment to Net Sales shall be limited such that it cannot reduce the Royalty rate on a Combination Product to less than ***** of Net Sales of such Combination Product.

       If a Product or Service is based, in part, on rights licensed under the 1997 License Agreement, and, in part, under rights licensed under this Agreement, then the royalty on such Product or Service shall be ***** on any and all Net Sales of such Product or Service made, directly or indirectly, by any of SCI, any SCI Affiliates and/or by any SCI Sublicensee and the provisions of the above paragraph shall not apply.

3.03   REPORTS AND PAYMENTS

       Beginning with the calendar quarter commencing on the Effective Date, SCI shall deliver to NS within sixty (60) days after the end of each such calendar quarter, a written report showing all Royalties due under this Agreement. Each report shall include the rates of


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       exchange used to convert such Royalties to U.S. Dollars from the currency in which Net Sales were made. Each report shall also identify the amount of Royalties attributable to Sales or the performance of Services. For the purposes hereof, the rates of exchange to be used for converting Royalties hereunder to U.S. Dollars shall be those in effect for the purchase of U.S. dollars at New York, New York at the exchange rate quoted in the Wall Street Journal on the day five (5) business days prior to the date on which payment in U.S. Dollars of all Royalties shown to be due thereon, except as provided in Section 3.04. Royalties on Net Sales earned by SCI, its Affiliates or SCI Sublicensees in Canadian dollars in Canada may be paid to NS in Canadian dollars without requirement of first converting to U.S. Dollars.

       In addition, where the royalties for a specific Product or Service is based on in situ modification and manipulation of CNS stem cells as claimed in under any of the following patent applications then SCI shall specifically advise NS in writing of the amount of royalties based on any of these patent applications. The patent applications to which this paragraph applies are ***** .

3.04   FOREIGN ROYALTIES

       Where Royalties are due hereunder for Net Sales completed in a country where, by reason of currency regulations or taxes of any kind, it is illegal for the paying party to transfer Royalty payments out of such country for Net Sales in that country, such Royalties shall be deposited in a currency that is permitted for the Person not able to make the transfer for the benefit or credit of the party entitled to receive such payments.

3.05   WITHHOLDING TAXES

       If a party is required to withhold tax on Royalties payable to the other party hereunder, such taxes shall be deducted, provided that the receiving party shall be furnished at the time of deduction with suitable documentation for obtaining credits to which the receiving party may be entitled as a result of such withholding on the income taxes of the receiving party.

3.06   RECORDS

       Each party shall keep, and shall require all Affiliates and its Sublicensee(s) to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify all Royalties payable hereunder. During the term of this Agreement and for a period of ***** following its termination, the receiving party shall have the right from time to time (not to exceed twice during each calendar year), to have an accountant or other nonaffiliated (with the receiving party) representative inspect, at the receiving party's expense, on a confidential basis, the books, records and supporting data of the paying party. If such inspection shall reveal that the paying party has not accurately reported and paid Royalties due to the receiving party, then the paying party shall pay to the receiving party any shortfall in royalties payable plus interest thereon at the prime rate of the Royal Bank of Canada Calgary Branch in


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       effect in the last day of the calendar year for which such royalties were due, plus *****, or if the paying party has overpaid royalties, the receiving party shall promptly refund the excess. If a shortfall greater than ***** of the royalties payable in any year should be found to be due, SCI shall pay the reasonable costs of the audit or inspection.
       Unless challenged within ***** after a statement is rendered, Royalties calculated for the calendar quarter covered by such statement shall be conclusively presumed to be correct. Upon request by the receiving party no more than once each calendar year, the paying party shall cause to be performed an audit of the books, records and supporting data of each Affiliate or its Sublicensee(s), unless the paying party shall have had an audit of such Affiliate or its Sublicensee(s) performed within the preceding 3 month period, in which case the paying party shall share the relevant results of such audit with the receiving party without charge to the receiving party. The reasonable costs of such requested audit shall be borne by the receiving party unless such audit reveals that the paying party, its Affiliate or its Sublicensee(s) has under reported Net Sales by more than 10%.

3.07   NO MULTIPLE ROYALTIES

       No multiple Royalties shall be payable because any Product, its manufacture, use or sale or any Service are or shall be covered by more than one patent or invention or otherwise licensed to SCI hereunder.

3.08   ANNUAL PAYMENTS

       SCI shall make annual payments to NS ***** during the term hereof (the "Annual Payments"), beginning with the first of the following years: (i) the first full year of commercial sales of any licensed Product are made, and (ii) the year 2004. Each Annual Payment due hereunder shall be payable on or before the last day of the year for which it is due. The Annual Payment in this section 3.08 shall be fully creditable on an accumulated basis against any royalty income due to NS under section 3.01 or 3.02. Annual Payments are not refundable.

3.09   SCREENING SERVICES FEE

       It is hereby acknowledged that under the license granted in Section 2.01, SCI and StemCells California, Inc. have the right to perform, amongst other services, in house drug-screening services (i.e., screening of drug candidates whether proteins or small molecules) for third parties using one or more techniques which are claimed in Patent Rights ("Drug Screening Services"). SCI shall be obligated to pay an annual fee to NS ***** for any year or portion thereof during the term hereof in which either SCI or StemCells California, Inc. performs directly or indirectly Drug Screening Services for third parties (the "Screening Payment"). Each Screening Payment due hereunder shall be payable on or before the last day of the year for which it is due. The Screening Payment is creditable against Royalties payable under Section 3.01(b) of this Agreement and is otherwise not refundable.

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3.10   UPFRONT PAYMENTS

       (a) SCI shall, within ninety (90) days of the date hereof, pay to NS ***** as a non-creditable, non-refundable fee.

       (b) SCI shall, on the execution date of this Agreement, issue to NS ***** shares (the "Shares") of SCI's common stock, $.01 par value per share (the "Common Stock"). Upon issuance, the Shares shall be duly authorized, validly issued, fully-paid and non-assessable. Within forty-five (45) days of the execution date of this Agreement, SCI shall file a registration statement with the Securities and Exchange Commission in respect of the resale of the Shares, provided that, SCI shall include the Shares in any registration statement pertaining to the sale of shares of the Common Stock of SCI filed by SCI before the expiration of such forty-five (45) day period. SCI agrees that it shall keep current and effective any registration statement which relates to the sale of Shares until such time as all of the Shares have been sold by NS or two years from the date hereof, whichever is earlier. If SCI is filing another registration statement after this two year period then, at the option of NS, it shall add the NS Shares, if any, in such statement. NS shall advise SCI in writing when NS no longer holds any of the Shares.

       The Upfront payments in this section 3.10 shall be non-cancelable, non-refundable and non-creditable against earned royalties.

3.11   MILESTONE PAYMENTS

       Within thirty (30) days following the achievement of each of the following milestones with respect to each Product developed by SCI or an Affiliate on a Product by Product basis, SCI shall give written notice thereof to NS and shall pay to NS the corresponding milestone payments described below. All amounts are in U.S. Dollars.

            ***** upon the discovery or identification of a Product candidate, provided that each such Product candidate enters pre-clinical development for a specified disease target in a non-rodent model;

            ***** upon acceptance of an Investigational New Drug Application or substantial equivalent application as may exist from time to time with the US Food and Drug Administration ("FDA") or its successor organization of a Product candidate and the commencement of clinical trials in human patients;

            ***** upon successful completion of Phase II Clinical Trials (i.e., statistically significant demonstration of clinical efficacy such that it is commercially reasonable to proceed to Phase
                   III) of a Product candidate;


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            *****  upon successful completion of Phase III Clinical Trials
                   (i.e., statistically significant demonstration of efficacy for the primary efficacy variable(s) of the study and demonstration of product safety such that it is commercially reasonable to proceed to market) of a Product candidate;

            ***** for the first approval to market each Product granted in any country by that country's applicable government authority that regulates marketing of Products in that country.

3.12   SUBLICENSING FEE

       SCI shall pay to NS ***** and ***** of any securities of a third party, including upfront, milestone and royalty cash payments, that SCI shall receive in respect of its issuance of sublicenses of rights in the New Patent Rights and/or the New Cell Technology. Notwithstanding the foregoing, SCI shall have no obligation to make any payment to NS based on its receipt of funds for equity investments in SCI, loans to SCI, including without limitation loans which are convertible into equity in SCI, or research and development or sponsored research funding, whether or not paid to SCI in connection with such a sublicense, including any product candidate utilizing New Patent Rights and/or the New Cell Technology. For the purposes of this Section 3.12 reference to any cash payment shall, to the extent consistent with the preceding sentence hereof, include any cheque, money order or other negotiable instrument that may be provided in lieu of cash.

4.     IMPROVEMENTS

4.01   IMPROVEMENTS

       If after the date this Agreement is signed SCI makes or acquires any Improvement to the Patent Rights or Cell Technology SCI shall own such Improvement for its own account and NS shall have no rights therein. The rights granted hereunder shall be limited to the rights expressly stated to be granted hereunder and no additional rights or licenses are implied.

5.     CONFIDENTIAL INFORMATION

5.01   DISCLOSURE OF CONFIDENTIAL INFORMATION

       The following provisions apply to such confidential information either party has passed to the other party prior to the Effective Date, information provided pursuant to Section 2.02 to the extent it has not been made public by SCI, information provided pursuant to Section 6 hereof, and any other Confidential Information that one party may agree, in writing, to receive from the other party after the Effective Date. Information on patents, as provided in Section 6, shall be considered Confidential Information.


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5.02   TREATMENT OF CONFIDENTIAL INFORMATION

       Each party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to any third party, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents.

5.03   RELEASE FROM RESTRICTIONS

       The provisions of Section 5.02 shall not apply to any Confidential Information disclosed hereunder which is: required to be disclosed by the receiving party to comply with applicable laws, or to comply with governmental regulations (including without limitation to drug testing, marketing regulations and rules of NASD), in each case only to the extent required to carry out the work contemplated by this Agreement provided that the receiving party provides prior written notice of such disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure; or by a party, its Affiliates and its Sublicensee reasonably necessary for the marketing of a Product or Service.

5.04   CONFIDENTIAL AGREEMENTS

       Each party has employment agreements with its respective employees and representatives having confidentiality and nonuse commitments consistent with their obligations hereunder and will require all of their sublicensees, consultants, agents or others who have access to any of such information to execute confidentiality agreements covering all Confidential Information subject to Article 5 and will exercise its reasonable best efforts to obtain compliance therewith.

6.     PRODUCT DEVELOPMENT EFFORTS

6.01   PRODUCT DEVELOPMENT PLANNING AND REPORTING

       SCI shall develop annual plans for the development of Products which will contain such descriptions of Product development efforts to be undertaken and what resources shall be brought to bear in those efforts, including human resources and whether such efforts shall be conducted by SCI alone or through collaborations or partnerships (the "R&D Plans"). On each anniversary date of this agreement during its term, SCI shall provide to NS an executive summary report of its R&D Plans for the following year, and additionally, on the same date, SCI shall also provide to NS an executive summary report of its Product development efforts during that preceding year (the R&D Reports"). The R&D Reports shall each include a description of the expenditures that SCI believes should be included


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       in determining whether SCI has spent the Research Baseline Amount, as defined below, for that preceding year.

6.02   PRODUCT DEVELOPMENT EFFORTS

       During the term of this agreement, SCI, its Affiliates, partners, collaborators, Sublicensees, and others whose expenditures benefit SCI's Product development efforts, shall, in total, spend no less than ***** per calendar year in direct and indirect costs to develop Products (such amount is hereinafter the "Research Baseline Amount") in a timely manner until commercialization. Appropriate expenses falling within the Research Baseline Amount include all direct and indirect costs of the research personnel allocated to develop Products, including but not limited to the costs of all raw materials, labor, outsourcing, clinical trials, and any overhead amounts allocable to such research group, such as, e.g., appropriately amortized equipment costs. In the event that the expenditure of the Research Baseline Amount is not met, absent reasons of the kind mentioned in section 12.06 hereof, NS shall give SCI a sixty
       (60) day period to correct any deficiency in such expenditure. Following such sixty (60) day period, in the event the parties agree that SCI has not met its obligation to spend the Research Baseline Amount, then NS shall have the right to terminate this Agreement, and the license to SCI shall revert to the 1997 License Agreement (including all rights to Existing Patents and Existing Cell Technology) and any rights in New Patent Rights and the New Cell Technology shall revert to NS. In the event of such a termination, SCI shall and does hereby grant a non-exclusive worldwide royalty bearing right and license to NS under the Existing Patent Rights and the Existing Cell Technology to the extent required to allow NS to practice the Existing Patent Rights and the Existing Cell Technology outside of the Existing Field and the New Patent Rights and the New Cell Technology outside of the Existing Field, including a right to grant sublicenses of such right, and such license shall survive such termination. For illustrative purposes, in the event of such a license NS would be able to use any Existing Patent Rights and Existing Cell Technology which may be necessary and incidental to properly exercise the New Patent Rights or New Cell Technology rights outside the Existing Field but not in the Existing Field. The royalty rate payable by NS to SCI in the event of exercise of any Existing Patent Rights and Existing Cell Technology under the license granted to NS under this Section 6.02 would be ***** of Net Sales and ***** of sublicense revenue as set forth in Section 3.01 and 3.12 hereof respectively. In the event the parties cannot agree as to whether SCI met its obligation to expend the Research Baseline Amount, then the issue shall be resolved in accordance with the section hereof entitled "Resolution of Disputes." The parties acknowledge that the license rights provided to NS under this
       Section 6.02 would survive any termination of this Agreement.

7.     FILING OF PATENTS: PROSECUTION OF INFRINGERS

7.01   FILING, PROSECUTION, AND MAINTENANCE OF PATENTS

       SCI shall be responsible for filing, prosecution, maintenance and enforcement of all patents or patent applications which are part of the Patent Rights. NHL shall be and


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       remain the owner of all Patent Rights, including any New Patent Rights.
       SCI shall be entitled to engage its own patent counsel and in all respects control the prosecution of Patent Rights (with opportunity for reasonable input from NS), at SCI's cost, and NS and/or NHL shall transfer or authorize transfer of all files related to Patent Rights to SCI's counsel, at SCI's cost, within fifteen (15) days from the Effective Date of this Agreement. SCI shall conduct all dealings with the Patent Rights in good faith and with the objective of seeking to extend the scope and duration of the Patent Rights to the extent commercially reasonable. SCI shall reimburse NS for reasonable out-of-pocket costs and expenses previously paid to outside counsel and/or outside patent agents in respect of preparation, filing, prosecution and maintenance of all such patents and patent applications that are part of Patent Rights
       *****.

7.02   DOCUMENTS TO BE PROVIDED.

       NS shall promptly provide SCI with copies of all material papers, specifications, amendments, replies, official actions, and other documents relating to the filing, prosecution, and maintenance of patent applications and patents which form part of the Patent Rights. SCI shall promptly provide NS with copies of all material papers, specifications, amendments, replies, official actions, and other documents relating to the filing, prosecution, and maintenance of patent applications and patents which form part of the Patent Rights in a timely manner and provide NS with a reasonable period of time in which to provide input and suggestions to SCI in respect of actions to be taken in relation to the filing, prosecution, and maintenance of patent applications and patents which form part of the Patent Rights. SCI shall act reasonably and shall consider and use such input in any such actions. NS shall be responsible for the costs of providing its input to SCI.

7.03   INFRINGEMENT OF PATENTS BY THIRD PARTIES.

       (a)  NOTICE OF INFRINGEMENT.

       Each party shall notify the other of any infringement of Patents Rights by third parties of which it becomes aware.

       (b)  PROSECUTION OF INFRINGERS.

       SCI shall have the sole right to pursue actions against infringers. SCI may, at its option, pursue action against infringers of the Patent Rights to an extent and degree as it deems appropriate provided that if SCI chooses not to pursue any case or cases of infringement then it shall compensate NS as provided in this Section 7.03 (b), below. NS will co-operate in the prosecution of such infringers and allow SCI to use its name in any such suit, sue in NS' name or join NS if legally required provided that SCI will indemnify and hold harmless NS from any costs, damage or expenses incurred by NS in respect of any such acts or co-operation. Any damages or settlement amounts recovered in any such infringement action shall be considered Net Sales for the purposes of royalty calculations under this Agreement provided that SCI shall be permitted to first deduct from such amount the reasonable legal fees and disbursement incurred in bringing the infringement


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       action. The parties recognize and agree that there may be instances where
       SCI has compelling reasons for not bringing suit, that in some such cases SCI may derive a direct or indirect economic benefit, and that in some such cases SCI may not derive a direct or indirect economic benefit. Regardless of the reason for not pursuing the case or cases of infringement SCI shall compensate NS for the losses, if any, attributable to not bringing the action. In the event the parties cannot agree on the amount of compensation to NS, then the issue shall be resolved in accordance with the section hereof entitled "Resolution of Disputes.

       Should it become necessary for the initiation or maintenance of an SCI action against an infringer, NHL hereby agrees to assign to SCI a limited right and undivided fractional interest under the Patent Rights to take such actions against infringers. As consideration for such assignment SCI shall not exercise any such rights for any purpose other than to permit SCI to take said action and SCI specifically shall not use any rights other than those expressly provided to SCI under this Agreement (excluding this Section 7.03). Nothing in this Section shall relieve SCI or any Affiliate or Sublicensee(s) from any obligations hereunder, including, without limitation, any obligation to make Royalty or other payments under this Agreement. SCI shall hold any such right in trust for the benefit of NHL and shall reassign any such right and interest (and does so hereby) in the event of a termination of this Agreement or the license granted hereunder to SCI or upon settlement, discontinuance or the conclusion of such action.

8.     REPRESENTATIONS AND WARRANTIES

8.01   CORPORATE REPRESENTATIONS.

       Each party represents and warrants to the other that:

       (a) it has all requisite right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

       (b) the entering into of this Agreement and the performance of its obligations hereunder does not contravene any agreements to which such party is a party or its charter documents; and

       (c) when executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of it.

8.02   INTELLECTUAL PROPERTY REPRESENTATIONS.

       NS and NHL represents and warrants as follows:

       (a) to NS' and NHL's current knowledge, the patents/patent applications listed in Ex. A and B are subsisting and no challenge has been taken to them;


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       (b)  NS and/or NHL has full right, power and authority to grant the license in the intellectual property herein granted to the extent of NS/NHL patent position;

       (c) As of the Effective Date, neither NS nor NHL is conducting or sponsoring any scientific research, development or investigation, alone, with or through any Affiliate or agent that relates in any way to Cells or Cell Technology (including Existing Cell Technology or New Cell Technology);

       (d) The Existing Patent Rights listed in Exhibit A and the New Patent Rights listed in Exhibit B is a complete and accurate list of all patents, patent applications and inventions conceived or reduced to practice that NS or NHL owns or has rights to, as of the Effective Date, and that as of the Effective Date hereof, neither NHL nor NS has granted any right to another Person inconsistent with the rights to be exercised by the parties hereunder, and further NHL and NS represent and warrant that there has been no violation of section
            9.04 of the 1997 License Agreement.

       Except as otherwise expressly set forth in Sections 8.01 and 8.02, NS, NHL, their directors, officers, Affiliates, employees and agents make no representations and extend no warranties of any kind in relation to the matters addressed under this Agreement. NS, NHL, their directors, officers, Affiliates, employees and agents expressly disclaim any representations and extend no warranties of any kind in relation to whether or not the practice, as licensed under this Agreement, of the NS Licensed Technology, will violate the rights of any third party. Neither NS nor NHL has conducted any infringement analysis on potential Products or Services that may be developed under the NS Licensed Technology. THE REPRESENTATIONS AND WARRANTIES IN SECTION 8.01 AND 8.02 ARE IN LIEU OF ALL OTHER REPRESENTATIONS, WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED OR ARISING UNDER ANY LEGAL THEORY, CONCERNING THE NS LICENSED TECHNOLOGY, PATENT RIGHTS OR CELL TECHNOLOGY, OR ANY OF IT, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.03   INDEMNITY

       SCI and NS acknowledge that NS has no involvement in the design, manufacture, sale or distribution of Products or Services. As a result SCI agrees that it will defend, indemnify, and hold harmless NS, at SCI's own expense, from and against all claims, actions, causes of action, liabilities, claims, suits, judgments, liens, awards, and damages of any kind and nature whatsoever (hereinafter called "Claims") and expenses, costs of litigation and attorney's fees related thereto, or incident to establishing the right to indemnification, to the extent such Claims arise out of the design, manufacture, sale or distribution of Products or Services by SCI, any Affiliate or any Sublicensee or on any of there behalf; provided, however, that NS gives SCI prompt notice in writing of the Claim and/or institution of such Claim. SCI shall have control of the defense of any such suit, including appeals, negotiations, and the right to effect a settlement or compromise


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       thereof. NS shall cooperate with SCI (at SCI's expense) in defense of or settlement of any such Claim.

9.     ASSIGNMENT

9.01   LIMITED RIGHT TO ASSIGN.

       Either party shall have the right, in connection with its merger or consolidation or with the sale of substantially all of its assets utilized in the business to which this Agreement relates, to assign all of the rights and licenses herein granted, but only to a party who expressly assumes and agrees to perform all of the obligations of the assigning party. Such assigning party shall remain liable to the other party for the due performance of all of its obligations under this Agreement. Except as set forth in the preceding sentence, neither party may assign this Agreement or any rights hereunder without the consent of the other, which consent shall not be unreasonably withheld. In the event of the assignment hereof, the assigning party shall notify the other party at least thirty (30) days prior to such transfer.

9.02   PERFORMANCE BY SUBCONTRACTORS

       SCI may perform its obligations hereunder through its Affiliates, consultants or subcontractors, but shall be responsible to NS for the performance of any such party.

10.    TERM AND TERMINATION

10.01  TERM OF LICENSE.

       This Agreement shall continue, unless earlier terminated in accordance with this Section, until the expiration of all Patent Rights which are or may be licensed to SCI and the becoming public of all material Cell Technology (without such publication arising from a breach of the provisions of Article 5).

10.02  TERM OF ROYALTIES.

       The obligation of SCI to pay royalties on Net Sales in any country ***** . Royalties shall begin to accrue if and when a patent under the Patent Rights which covers any part of a Product or Service shall issue in such country. Notwithstanding the foregoing, if SCI has made Sales or provides Services in a country before any patent under the Patent Rights which covers any part of a Product or Service shall issue in that country and if such patent shall subsequently then issue in that country, SCI shall, in addition to its obligation to make ongoing Royalty payments under this Agreement, make an adjusting Royalty payment to NS for all such Sales and provision of Services during the period from the date of such first Sales or provision of Services until the said patent issued in that country, provided that in the event of significant competitive sales of Products by third parties in that country using any of the NL Licensed Technology prior to the issue of the applicable Patent Rights the adjusting Royalty payment will be modified to reflect


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       the actual and reasonable impact of those competitive sales in that country prior to the issue of Patent Rights. In the event the parties cannot agree on the amount that any adjusting Royalty payment should be modified to reflect such prior competitive sales, then the issue shall be resolved in accordance with the section hereof entitled "Resolution of Disputes."

10.03  DEFAULTS.

       If either party shall fail to perform any of its material obligations hereunder, the other party may notify the defaulting party in writing of such default, stating in such written notice the obligation which the defaulting party shall have failed to perform, and, if the defaulting party shall not have cured such default within sixty (60) days after the giving of such notice then the other party may, at its option and in addition to its other remedies under law, terminate this Agreement by giving the defaulting party written notice of such termination.

10.04  BANKRUPTCY.

       Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

       Until such time as the restrictions on NHL may be removed under the BackUp License, NS shall:

       (a) abide by the terms of, and fulfill all of its obligations under, each of the NS/NHL License and Assignment Agreement, and take all action necessary to maintain each such agreement in full force and effect; and

       (b) NS shall pay in full when due any and all expenses, payables and other liabilities of NHL, whether such expenses, payables, or liabilities arise in the ordinary course of business or otherwise.

       (c) NS will not create or incur or suffer to be created or incurred or to exist any encumbrance, pledge, lien, charge (floating or fixed) or other security interest of any kind (each a "lien") upon the license rights granted to NS pursuant to the NS/NHL License, the Cell Technology and the Patent Rights, provided, NS shall be permitted to grant a lien on its intellectual property, including the Cell Technology and Patent Rights, to a third party (the "Other Lien Holder") if (i) NHL is amalgamated with and into NS (in an amalgamation the surviving


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            corporation of which is NS) or substantially all of the assets of
            NHL (including all of NHL's intellectual property rights) are acquired by NS, (ii) NS grants a first priority security interest (the "Security Interest") in the Cell Technology and Patent Rights and essentially all other intellectual property of NS licensed to a third party (including all patent and patent applications claiming any such intellectual property) (collectively, the "Collateral") to a person or entity (the "Collateral Agent") for the benefit of all licensees of NS' intellectual property including, without limitation, SCI (the "Licensees") to secure each Licensee's license rights in the Collateral, and (iii) the Other Lien Holder agrees to subordinate its security interest in such intellectual property (including an agreement not to foreclose on such intellectual property) to the Security Interest upon terms reasonably satisfactory to the Licensees. The Collateral Agent shall be selected by the Licensees (with the approval of NS, which approval shall not be unreasonably withheld) and the Security Interest shall be granted pursuant to a Security Agreement among NS, the Collateral Agent, and the Licensees in a form thereof to be negotiated among SCI, NS and the other Licensees, and shall provide, among other things, upon the occurrence of an Event of Default (as defined below) that the Collateral Agent shall, subject to the rights of the Licensees to continue to exercise their license rights in the Collateral, have all the rights of a holder of a first fixed charge and secured party under the Personal Property Security Act, and any other law or statute governing the rights of holder's of first fixed charges or security interests. The Security Agreement shall also provide for the filing of all financing statements, assignments and other instruments and documents the Collateral Agent deems reasonably necessary to perfect the Security Interest. For purposes of the Security Agreement, each of the following shall constitute an Event of Default: (a) the termination or limitation of the license granted to SCI pursuant to Section 2 of this Agreement (other than a termination of such license by NS, in accordance with the terms hereof, as a result of a breach of this Agreement by SCI); (b) if NS passes a resolution or institutes proceedings for its winding-up, liquidation, or dissolution or consents to the filing of any petition with respect thereto or files a petition or answer or consent seeking readjustment, arrangements, composition or similar relief under any Canadian or other applicable law or consents to the filing of any such petition or to the appointment of a receiver, liquidator, trustee or similar officer of itself or any part of its property or makes an assignment for the benefit of creditors or if NS takes any action pursuant to the Winding-Up Act (Canada) or the Bankruptcy and Insolvency Act (Canada); (c) any application is made with respect to NS under the Companies Creditors Arrangement Act (Canada), Bankruptcy and Insolvency Act (Canada) or similar legislation seeking readjustment, arrangement, composition or similar relief for NS under any Canadian or other applicable law, or if a proceeding is instituted for the winding up, liquidation or dissolution of NS or seeking an order adjudging NS insolvent or the appointment of any receiver, liquidator, trustee or similar officer of NS or over all or any part of its property or a petition in bankruptcy is presented against NS under a bankruptcy or similar statute and if in any such case such application, proceeding or petition is not dismissed, stayed or withdrawn within 45 days after the making of such


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            application, institution of such proceeding or filing of such petition (provided that if in any such proceeding, NS is adjudged bankrupt or insolvent by a court of competent jurisdiction or any receiver, liquidator or trustee is appointed for NS or any substantial portion of NS assets, an Event of Default shall be deemed to have occurred); (d) the breach by NS of any of its material obligations under the said license agreement, which breach is not cured within the time allotted under the terms hereof to cure such breach; and (e) such other Events of Default to which NS and the Licensees reasonably agree. Upon receipt of a notice (the "Notice") from NS that it intends to exercise its rights under this
            Section 9.04 (c), which notice shall set forth the identity and address of each Licensee and the proposed Other Lien Holder, (x) the Licensees shall select a Collateral Agent and negotiate the terms of the Collateral Agent's appointment and the voting mechanism governing the Collateral Agent's actions (the "Collateral Agent Agreement"), (y) the Licensees, NS and the Collateral Agent shall negotiate the terms of a Security Agreement consistent with the terms set forth in this Section 9.04(c), and (z), upon agreement on the terms of the Security Agreement, the Licensees and the Other Lien Holder shall negotiate the terms of an agreement (the "Subordination Agreement") pursuant to which the Other Lien Holder agrees to subordinate its security interest in the Collateral to the Security Interest consistent with the terms set forth above. If after 30 days from the receipt of the Notice by the last of the Licensees to receive the Notice, the Licensees are unable to agree on a Collateral Agent or the terms of the Collateral Agent Agreement, any Licensee may submit the matter to binding arbitration in accordance with the procedures set forth below, which arbitration shall be binding upon all of the Licensees. If after 60 days from receipt of the Notice by the last of the Licensees to receive the Notice, the Licensees, the Collateral Agent and NS are unable to agree on the terms of a Security Agreement, any Licensee or NS may submit the matter to binding arbitration in accordance with the procedures set forth below. If after 90 days from receipt of the Notice by the last of the Licensees to receive the Notice, the Licensees and the Other Lien Holder are unable to agree upon the terms of a Subordination Agreement, any Licensee or the Other Lien Holder (if the Other Lien Holder chooses) may submit the matter to binding arbitration in accordance with the procedures set forth below. Each such arbitration shall be conducted in accordance with the rules of, and under the auspices of the International Chamber of Commerce and the location of the arbitration shall be San Francisco, California. The person requesting such arbitration shall send notice to all parties of its intention. A single arbitrator shall preside and shall be appointed by the International Chamber of Commerce and shall not be an employee, consultant, officer, director, shareholder of or otherwise associated with any party or an Affiliate of any party. Each party shall consent to the consolidation of a single arbitration to decide all issues in dispute.

            Within 15 days after the designation of the arbitrator, the arbitrator and the parties shall meet at which time each party shall be required to set forth in writing the issues which need to be resolved and a proposed ruling on each such issue. The arbitrator shall set a date for a hearing, which shall be no later than 15 days after


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            the submission of written proposals, to discuss each of the issues identified by the parties. Each party shall have the right to be represented by counsel. The arbitrator shall have sole discretion with regard to the admissibility of any evidence. The arbitrator shall use his or her best efforts to rule on each disputed issue within 10 days after the completion of such hearings. The arbitrator's ruling shall be, in the absence of fraud or manifest error, binding and conclusive upon the parties and may be enforced in a court of competent jurisdiction. The arbitrator may not award punitive, consequential or exemplary damages.

            Each party shall bear its own expenses, including legal expenses, in connection with the legislation, drafting and execution of any transaction or agreement contemplated above or in connection with any arbitration. The filing fees associated with the perfection of the Security Interest shall be split evenly among each Licensee and NS.

            The parties acknowledge that it will be impossible to measure the damages that would be suffered by SCI if NS fails to comply with the covenants in this Section 10.04 and that in the event of such failure, SCI will not have an adequate remedy at law. SCI shall, therefore, be entitled in addition to any other rights and remedies to obtain specific performance of NS' obligations hereunder and to obtain injunctive relief without having to post a bond. NS shall not urge, as a defense to any proceeding for such specific performance or injunctive relief, that SCI has an adequate remedy at law.

            NS may, at its sole option, terminate the Back Up License, remove the corporate restrictions on NHL's ability to do business and amalgamate with NHL (or with NHL and another entity), on giving written notice to SCI provided that (a) the amalgamated entity is the owner of all of the NL Licensed Technology, and (b) NHL either ceases to exist or has no further rights to any NL Licensed Technology, and (c) the amalgamated entity confirm to SCI in writing that it continues to be bound under the 1997 License Agreement and under this Agreement. In such a case the terms of this Section 10.04, apart from the first paragraph and this paragraph, shall be of no further force or effect. For greater certainty the 1997 License Agreement is amended by inserting this and the following paragraph in the section entitled "Bankruptcy".

            Upon such an amalgamation, SCI may, at its option, require registration of a security interest in favor of SCI against the NL Licensed Technology for the purpose of protection of SCI's interest as a licensee under this and the 1997 License Agreement, in a form acceptable to NS and SCI.

10.05  EFFECT OF TERMINATION: SURVIVAL

       Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. SCI and any SCI Sublicensee may, however, after the effective date of such


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       termination, sell Products in the process of manufacture at the time of such termination, provided that SCI shall pay to NS the royalties thereon as required of this Agreement and shall submit the reports required by
       Section 3 hereof on the Sales of such Products or provision of Services. The provisions of Sections 5, 10 and 11 of this Agreement shall survive termination or expiration of this Agreement for any reason. Notwithstanding any termination of this Agreement under this, or any other, section of this Agreement, the 1997 License Agreement shall remain in full force and effect.

10.06  EFFECT OF TERMINATION

       The termination of this Agreement for any reason shall result in the immediate termination of any license granted hereunder, subject to Sections 6.02 and 10.05 above. SCI shall immediately cease and desist from practicing the New Patents and the New Cell Technology or performing or authorizing any act which infringes any Patent Right or right to any Cell Technology. No termination of this Agreement shall preclude SCI from practicing Existing Patents or Existing Cell Technology under the 1997 Agreement. In the event of a termination, any existing sublicensee shall have the same rights and license directly from NS as it was granted by SCI, provided that such sublicensee shall confirm in writing to NS that NS may enforce the terms and conditions of the sublicense against such sublicensee.

11.    RESOLUTION OF DISPUTES

11.01  GENERAL

       In the event that any dispute should arise between the parties with respect to any matter relating to this Agreement, the Parties shall resolve such dispute in accordance with the procedures set forth in this
       Section 11.

11.02  DISPUTE RESOLUTION PROCESS

       (a)  Mediation

       In the event of any dispute between the parties with respect to any matter relating to this Agreement, the Parties shall first use their best efforts to resolve such dispute among themselves. Prior to seeking any third party to resolve a dispute, the Chief Executive Officers of SCI and NS shall meet in private meeting for at least one-half (1/2) of a day to attempt to resolve the dispute. If the parties are unable to resolve the dispute within 30 days after the Chief Executive Officers have met, the parties will then seek the assistance of one or more unaffiliated third parties to assist in mediating the dispute.

       (b)  SELECTION OF ARBITRATORS

       In the event that the parties are unable to resolve a dispute within 30 days after the commencement of mediation efforts under Section 11.02 (a), either party may submit the matter to binding arbitration in accordance with the procedures set forth in this Section


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       11.02. If a party intends to commence arbitration to resolve a dispute, such party shall provide written notice to the other party of such intention, and shall designate one arbitrator. Within 10 days of receipt of such notice, the other party shall designate in writing a second arbitrator. The two arbitrators so designated shall, within 10 days thereafter, designate a third arbitrator. The arbitrators so designated shall not be employees, consultants, officers, directors or shareholders of or otherwise associated with either party or an Affiliate of either party. The arbitration shall be conducted in accordance with the rules of, and under the auspices of, the International Chamber of Commerce and the location of the arbitration shall be San Francisco, California.

       (c)  WRITTEN PROPOSALS

       Within 15 days after the designation of the third arbitrator, the arbitrators and the parties shall meet at which time each party shall be required to set forth in writing the issues which need to be resolved and a proposed ruling on each such issue. Each party shall provide such written summary of issues to the arbitrator and the other party no later than 5 business days prior to the first arbitration meeting.

       (d)  HEARING

       The arbitrators shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals, to discuss each of the issues identified to the parties. Each party shall have the right to be represented by counsel. The arbitrators shall have sole discretion with regard to the admissibility of any evidence.

       (e)  Ruling

       The arbitrators shall use their best efforts to rule on each disputed issues within 30 days after the completion of the hearings described in subsection (d) above. The arbitrators' ruling shall be, in the absence of fraud or manifest error, binding and conclusive upon both parties and may be enforced in a court of competent jurisdiction. The arbitrators may not award punitive or exemplary damages.

12.    MISCELLANEOUS

12.01  PUBLICITY.

       Neither party may originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party except as otherwise required by law or the rules of stock exchanges and similar organizations.

       Neither party will communicate, comment or originate any publicity, news release or other public announcement, written or oral, relating to the dispute between the parties or the allegations made by either party in respect of that dispute, without the prior written


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       approval of the other party except as otherwise required by law or the rules of stock exchanges and similar organizations.

12.02  GOVERNING LAW.

       This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta.

12.03  FORCE MAJEURE.

       In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority, including any governmental law, order or regulation permanently or temporarily prohibiting or reducing the level of research development or production work hereunder or the manufacture, use or sale of Products; epidemic; destruction or production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet experimentation or manufacturing needs; or any other cause beyond the reasonable control of the party invoking this Section if such party shall have used its reasonable best efforts to avoid such occurrence, such party shall give notice to the other party in writing promptly, and thereupon the affected party's performance shall be excused, and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. At the end of such period, the party whose performance is excused shall give prompt notice to the other party.

12.04  WAIVER.

       The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

12.05  NOTICES.

       Any notice or other communication in connection with this Agreement must be in writing and delivered either personally by facsimile or by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.


*Confidential Treatment has been requested for the marked portion.

       If to NS or NHL:

         (Addressed to NS or NHL, as applicable)
         C/o University Technologies International Inc.
         Suite 130, 3553 - 31 St. N.W.
         Calgary Technology Centre
         Calgary, Alberta
         T2L 2K7
         Canada
         Attention:  Oleh S. Hnatiuk
         Fax:        403 270 2384

         With a contemporaneous copy to:

         Bennett Jones LLP
         4500,855-2nd Street S.W.
         Calgary, Alberta
         T2P 4K7
         Canada
         Attention:  Martin P.J. Kratz
         Fax:        403 265 7219

         If to SCI:

         StemCells, Inc.
         525 Del Ray Avenue
         Suite C
         Sunnyvale, CA 94085
         USA
         Attention:  Iris Brest, Esq.
         Fax:        408.731.8674

         With a copy to:

         Mintz Levin Cohn Ferris Glovsy & Popeo, P.C.
         One Financial Center
         Boston, MA 02111
         USA
         Attn.:      Ivor Elrifi
         Fax;        617.542.2241

12.06  NO AGENCY.

       Nothing herein shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Each party shall be an independent contractor, not an employee or partner of the other. Neither party


*Confidential Treatment has been requested for the marked portion.

       shall be responsible for the acts or omission authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

12.07  ENTIRE AGREEMENT

       This Agreement and the Exhibits and Schedules hereto (which Exhibits and Schedules are deemed to be part of this Agreement for all purposes) contain the full understanding of the parties with respect to the subject matter hereof. Except as provided in Sections 6.02 or 10.04 herein, nothing in this Agreement affects the terms, scope or operation of the 1997 License Agreement. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the parties by their respective officers thereunto duly authorized.


12.08  HEADINGS.

       The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

12.09  SEVERABILITY.

       In the event that any provision of this Agreement is to be unenforceable because it is invalid or any relevant jurisdiction, the validity of the remaining provision obligations of the parties shall, in the jurisdictions to be unenforceable, be construed and enforced particular provisions held to be unenforceable.

12.10  USE OF NAME.

       Neither party shall use the name of the other party in any advertising or promotions without the consent of the other unless required by law bodies regulating securities.

12.11  NO CONSEQUENTIAL DAMAGES.

       No party shall be liable to the other hereunder for indirect consequential, special, speculative, remote or similar such damages or economic loss.

12.12   SUCCESSORS AND ASSIGNS.

       This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

12.13  COUNTERPARTS.

       This Agreement may be executed in any number of counterparts (which shall include facsimile counterparts), each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.


*Confidential Treatment has been requested for the marked portion.

12.14  RECORDATION.

       SCI shall have the right, at its cost, at any time, to record, register, or otherwise notify this Agreement in any applicable patent office or other appropriate facility, and NS shall provide reasonable assistance to SCI in effecting such recording.

12.15  JOINT DRAFTING.

       This Agreement was jointly drafted and prepared by all parties hereto and no presumption in favor of or against any party hereto shall be made with respect to the interpretation of any provision of this Agreement.

12.16  Back Up License

       For the purposes of this Agreement the BackUp License is hereby amended as follows (all references are to Section numbers in the BackUp License):

       (a) NHL grants to SCI a license, subject to section 2.3, upon the same terms and conditions set forth in this Agreement, as such terms and conditions would read if "NHL" were substituted for and in place of "NS".

       (b) Any reference in the BackUp License to "Research and License Agreement" or the 1997 License Agreement shall be deemed to include a reference also to this Agreement.


*Confidential Treatment has been requested for the marked portion.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.


                                          NEUROSPHERES LTD.


                                          By:
                                             ----------------------------------


                                          Title:
                                                -------------------------------


                                          NEUROSPHERES HOLDINGS LTD.


                                          By:
                                             ----------------------------------


                                          Title:
                                                -------------------------------


                                          STEMCELLS, INC.

                                          By:
                                             ----------------------------------


                                          Title:
                                                -------------------------------


*Confidential Treatment has been requested for the marked portion.

                                   EXHIBIT "A"

                                      *****


                                   EXHIBIT "B"

                                      *****



*Confidential Treatment has been requested for the marked portion.

                                      -1-